As filed with the Securities and Exchange Commission on August 27, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SUPER LEAGUE GAMING, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7374 (Primary Standard Industrial Classification Code Number)	47-1990734 (I.R.S. Employer Identification Number)

2912 Colorado Ave., Suite #203
Santa Monica, California 90404
Company: (802) 294-2754; Investor Relations: (949) 574-3860
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Ann Hand
President and Chief Executive Officer
Super League Gaming, Inc.
2912 Colorado Ave., Suite #203
Santa Monica, California 90404
(802) 294-2754
(Name, address, including zip code, and telephone number, including area code, of agent for service)

 Copies to:

Daniel W. Rumsey, Esq. Jessica R. Sudweeks, Esq. Disclosure Law Group, A Professional Corporation 655 West Broadway, Suite 870 San Diego, California 92101 (619) 272-7050	Stephen E. Older, Esq. Rakesh Gopalan, Esq. McGuireWoods LLP 1251 Avenue of the Americas, 20th Floor New York, New York 10020 (212) 548-2100

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company	☒
			Emerging growth company	☒

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)(3)
Common Stock, $0.001 par value per share	715,555	$2.25	$1,609,998.75	$208.98

(1)
Represents only the additional number of shares being registered and includes 93,333 additional shares of common stock that the underwriters have the option to purchase. This does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-248248) (“Prior Registration Statement”).

(2)	Calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(3)
The Registrant previously registered 3,577,778 shares of its common stock with an aggregate offering price not to exceed $8,050,000 on the Prior Registration Statement, which was declared effective by the Securities and Exchange Commission on August 26, 2020. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $1,609,998.75 are hereby registered, which includes shares that the underwriters have the option to purchase.

The Registration Statement shall become effective upon filing in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This Registration Statement on Form S-1 (this “Registration Statement”) is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the sole purpose of increasing the aggregate number of shares of common stock offered by Super League Gaming, Inc. (the “Registrant”) by 715,555 shares, 93,333 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of the Registrant’s common stock. The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Registration Statement on Form S-1, as amended (File No. 333-248248) (the “Prior Registration Statement”). The information set forth in the Prior Registration Statement and all exhibits thereto are hereby incorporated by reference in this filing.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

Exhibit Index

Exhibit Number	Description of Exhibit

5.1	Opinion of Disclosure Law Group, a Professional Corporation

23.1	Consent of Squar Milner LLP

23.2	Consent of Disclosure Law Group, a Professional Corporation (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the Prior Registration Statement filed on August 21, 2020)

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Monica, State of California, on this 27th day of August, 2020.

SUPER LEAGUE GAMING, INC.

By:	/s/ Ann Hand
Ann Hand
Chief Executive Officer, President and Chair of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Ann Hand	Chief Executive Officer,	August 27, 2020
Ann Hand	President, Chair of the Board
(Principal Executive Officer)

*	Chief Financial Officer	August 27, 2020
Clayton Haynes	(Principal Financial and Accounting Officer)

*	Director	August 27, 2020
David Steigelfest

*	Director	August 27, 2020
Jeff Gehl

*	Director	August 27, 2020
Kristin Patrick

*	Director	August 27, 2020
Michael Keller

*	Director	August 27, 2020
Mark Jung

* By: /s/ Ann Hand
Ann Hand
Attorney-in-Fact